EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated July 1, 2011 relating to the consolidated financial statements and financial statement schedule of Mitel Networks Corporation and subsidiaries and the effectiveness of Mitel Networks Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Mitel Networks Corporation for the year ended April 30, 2011. We also consent to the reference to us under the heading “Interest of Named Experts and Counsel” in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Ottawa, Canada

September 9, 2011